Exhibit 99.1

Maine Water Company Voluntarily Withdraws its Application for Reorganization in Maine

to Align with Regulatory Approach in Connecticut in Connection with Proposed

Merger of SJW Group and Connecticut Water

Companies Remain Confident Merger Transaction Would Provide Important Benefits for Customers,

Communities and the Employees Who Serve Those Communities

San Jose, CA and Clinton, CT – January 23, 2019 – SJW Group (NYSE: SJW) (“SJW Group”) and Connecticut Water Service, Inc. (NASDAQ: CTWS) (“Connecticut Water” or “CTWS”), the parent company of the Maine Water Company (“Maine Water”), announced today, consistent with the companies’ previously announced evaluation of the regulatory approach in Connecticut for the proposed merger of SJW Group and CTWS, that Maine Water voluntarily requested to withdraw its application before the Maine Public Utilities Commission. The companies noted that the withdrawal is without prejudice and they reserve the right to refile their petition.

This aligns the Maine regulatory process with that in Connecticut, where the companies are evaluating their regulatory approach in connection with the proposed merger – including the possibility of submitting a new application to the Connecticut Public Utilities Regulatory Authority (“PURA”). This will ensure that any regulatory filings are consistent in both states and that any commitments made in Connecticut will be appropriately reflected in the Maine proceeding.

Maine Water’s President, Richard Knowlton, commented, “We thank the Commission, the Office of the Public Advocate, and their staff for their flexibility and accommodation in the conduct and scheduling throughout this proceeding. The companies continue to believe the combination is in the public interest, with the potential to provide important and unique benefits for customers, communities and the Maine Water employees who serve those communities. We expect the merger can create efficiencies, generate savings, and bring best practices that will benefit the customers and communities the companies serve.”

The SJW Group and Connecticut Water merger agreement remains in effect and the companies remain committed to the merger and to realizing its many stakeholder benefits. The companies, with the support of regulatory counsel, are reviewing their options and taking all appropriate steps to serve the best interest of their respective stakeholders and shareholders.

About Connecticut Water Service, Inc.

Connecticut Water Service, Inc. is a publicly traded holding company headquartered in Clinton, Connecticut. Connecticut Water Service, Inc. is the parent company of The Connecticut Water Company, The Maine Water Company, The Avon Water Company, and The Heritage Village Water Company. Together, these subsidiaries provide water service to more than 450,000 people in Connecticut and Maine, and wastewater service to more than 10,000 people in Connecticut.

About SJW Group

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water, SJWTX, Inc. and SJW Land Company. Together, San Jose Water and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and the nearby communities. SJW Land Company owns and operates commercial real estate investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the conditions to the closing of the CTWS Acquisition are not satisfied; (2) the risk that the regulatory approvals required for the CTWS Acquisition are not obtained at all, or if obtained, on the terms expected or on the anticipated schedule; (3) the risk that the California Public Utilities Commission’s (“CPUC”) investigation may cause delays in or otherwise adversely affect the CTWS Acquisition and that SJW may be required to consummate the CTWS Acquisition prior to the CPUC’s issuance of an order with respect to its investigation; (4) the effect of water, utility, environmental and other governmental policies and regulations; (5) litigation relating to the CTWS Acquisition; (6) the ability of each party to meet expectations regarding timing, completion and accounting and tax treatments of the CTWS Acquisition; (7) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the CTWS Acquisition; (8) changes in demand for water and other products and services; (9) unanticipated weather conditions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect the facilities, operations, financial condition, results of operations and reputation of CTWS or SJW; (11) risks that the CTWS Acquisition disrupts the current plans and operations of CTWS or SJW; (12) potential difficulties by CTWS or SJW in employee retention as a result of the CTWS Acquisition; (13) unexpected costs, charges or expenses resulting from the CTWS Acquisition; (14) the effect of the announcement or pendency of the CTWS Acquisition on business relationships, operating results, and business generally, including, without limitation, competitive responses to the CTWS Acquisition; (15) risks related to diverting management’s attention from ongoing business operations of CTWS or the SJW; and (16) legislative and economic developments.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to SJW’s overall business, including those more fully described in its filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and to CTWS’s overall business, including those more fully described in its filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and none of SJW, its management, CTWS or its management undertakes any obligation to update or revise any forward-looking statements except as required by law.

SJW Group Contacts

Investors

Andrew Walters

Chief Administrative Officer, SJW Group

408-279-7818, andrew.walters@sjwater.com

Media

Jayme Ackemann

Director of Corporate Communications, SJW Group

408-918-7247, Jayme.Ackemann@sjwater.com

Abernathy MacGregor

Chuck Dohrenwend, 212-371-5999, cod@abmac.com

Nazan Riahei, 213-630-6550, nkr@abmac.com

Connecticut Water Contacts

Daniel J. Meaney, APR

Director, Corporate Communications

860-664-6016

dmeaney@ctwater.com

Joele Frank, Wilkinson Brimmer Katcher

Barrett Golden / Joseph Sala

212-355-4449